UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 13, 2017

Kellogg Company
(Exact name of registrant as specified in its charter)

Delaware	1-4171	38-0710690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Kellogg Square
Battle Creek, Michigan 49016-3599
(Address of principal executive offices, including zip code)
(269) 961-2000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 13, 2017, Kellogg Company (“Kellogg” or the “Company”) announced the appointment of Fareed Khan as its Chief Financial Officer effective the day after the Company’s Form 10-K for 2016 is filed with the Securities and Exchange Commission. At that time, Mr. Khan will become the Company’s Principal Financial Officer.

Before joining Kellogg, Mr. Khan, age 51, served as Chief Financial Officer of US Foods Holding Corp. since September 2013. Prior to that, Mr. Khan had been Senior Vice President and Chief Financial Officer of United Stationers Inc. since July 2011. Prior to United Stationers Inc., he spent twelve years with USG Corporation, where he most recently served as Executive Vice President, Finance and Strategy. Before joining USG Corporation in 1999, Mr. Khan was a consultant with McKinsey & Company, where he served global clients on a variety of projects.

The Compensation and Talent Management Committee (the “Committee”) of the Company’s Board of Directors determined that Mr. Khan will receive an annual base salary of $690,000, 2017 Annual Incentive Plan target award of 95% of his base salary (calculated on a pro-rated basis), and a cash sign-on bonus of $100,000. As replacement of the equity that Mr. Khan forfeited when he resigned from US Foods Holding Corp., the Committee approved a one-time replacement award for Mr. Khan, to be granted on his first day of employment. This one-time award will be composed of (i) a grant of 7,680 restricted stock units, which will vest on the third anniversary of the grant date, (ii) a grant of 55,860 stock options with a term of 10 years, which will vest in three equal installments on the anniversary of the grant date in 2018, 2019 and 2020, and will have an exercise price equal to the closing price of the Company’s common stock on the date of the grant, and (iii) an additional one-time cash sign-on payment of $553,000. The cash bonus and payment are subject to clawback if he leaves the Company prior to the third anniversary of his employment with the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KELLOGG COMPANY

Date: January 13, 2017	/s/ Gary H. Pilnick
Name: Gary H. Pilnick
Title: Vice Chairman, Corporate Development and Chief Legal Officer

EXHIBIT INDEX

99.1	Press Release dated January 13, 2017